Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ Authorizes Stock Repurchase Program

REDDING, California, January 16, 2013/ PR Newswire—Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $979 million holding company, and parent company of Redding Bank of Commerce™ and Roseville Bank of Commerce™ announced today that its Board of Directors has authorized the purchase of up to 1,000,000 or 6% of its outstanding shares over a twelve-month period.

“This newly authorized stock repurchase plan continues to provide us with an opportunistic and efficient tool to enhance shareholder value. Current valuations and the Board’s confidence in the long-term financial outlook of the company provide management an additional opportunity to buy back BOCH stock at attractive prices.” said Patrick J. Moty, President and Chief Executive Officer of Bank of Commerce Holdings.

The stock repurchase plan authorizes the Company to conduct open market purchases or privately negotiated transactions from time to time when, at management’s discretion, it is determined that market conditions and other factors warrant such purchases. There is no guarantee as to the exact number of shares to be purchased, and the stock repurchase plan may be modified, suspended, or terminated without prior notice.

About Bank of Commerce Holdings

With assets of $970 million, Bank of Commerce Holdings, with administrative offices in Redding, California is a bank holding company that owns Redding Bank of Commerce™ and Roseville Bank of Commerce™. The bank is a federally insured California banking corporation providing commercial banking and financial services through 4 offices located in Northern California. The Bank opened on October 22, 1982. BOCH is a NASDAQ Global Market listed stock. Please contact your local investment advisor for purchases and sales.

Forward-Looking Statements

Bank of Commerce Holdings (the Company) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by the Company, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and quarter reports on Form 10-Q.

Investment firms making a market in BOCH stock are:

Raymond James Financial /

John T. Cavender

555 Market Street

San Francisco, CA

(800) 346-5544

Hill, Thompson, Magid & Co. Inc / R.J. Dragani

15 Exchange Place, Suite 800

Jersey City, New Jersey 07030

(201) 369-2908

Sandler & O’Neil /Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc. /Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, Oregon 97204

(866) 662-0351

Stiffel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

Contact Information:

Patrick J. Moty, President & CEO

Telephone Direct (530) 722-3953

Samuel D. Jimenez, Executive Vice President & Chief Financial Officer

Telephone Direct (530) 722-3952